UNITED STATES DISTRICT COURT

                                     DISTRICT OF NEVADA

                                           * * *


              HILTON HOTELS CORPORATION and   )
              HLT CORPORATION,                )
                                              )     CV-S-97-095-PMP (RLH)
                             Plaintiffs,      )
                                              )
              v.                              )
                                              )
              ITT CORPORATION,                )          O R D E R
                                              )
                             Defendant.       )
              ________________________________)


                   Before the Court for consideration is the Motion of Plain-

              tiffs Hilton Hotels Corporation and HLT Corporation (col-

              lectively referred to as "Hilton") for a Preliminary Injunction

              (#3) by which Hilton seek to enjoin Defendant ITT Corporation from increasing the size of its Board of Directors, or, in the alternative, requiring ITT to give Hilton the opportunity to supplement their written notice of intention to nominate indi-

              viduals for election as ITT Directors in the event ITT does increase the size of its Board; or amending the ITT By-laws to impede the effective exercise of the stockholder franchise in connection with the election of Directors at the 1997 Annual

              Meeting of ITT stockholders.  Hilton's Motion for Preliminary

              Injunction has been fully briefed and on March 5, 1997, the

              Court conducted a hearing at which the arguments of counsel were presented.









                   To obtain the preliminary injunction requested, Hilton

              must show the likelihood of success on the merits and the pos-

              sibility of irreparable injury; or the existence of serious questions going to the merits and that the balance of hardships tips in Hilton's favor.  On the record before the Court at this stage of the proceedings, Hilton has failed to sustain its bur-

              den.  Indeed, although Hilton cites the possibility of future action by ITT which if taken might under certain circumstances entitle Hilton to some form of injunctive relief, the Court finds that no action has as yet been taken by ITT which would warrant intervention by this Court as requested by Hilton.


                   IT IS THEREFORE ORDERED that Hilton's Motion for Prelimi-

              nary Injunction (#3) is denied.


                   IT IS FURTHER ORDERED that Hilton's Motion to Strike the

              Sader Affidavit (#17) is denied.



              DATED:  March 6, 1997



                                            /s/  Philip M. Pro
                                            PHILIP M. PRO
                                            United States District Judge


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